Exhibit 4.2

EXECUTION COPY

AVERY DENNISON CORPORATION,

as Issuer

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of April 8, 2013

To

INDENTURE

Dated as of November 20, 2007

3.35% Senior Notes due 2023

THIRD SUPPLEMENTAL INDENTURE (as hereinafter defined, the “Third Supplemental Indenture”), dated as of April 8, 2013, between AVERY DENNISON CORPORATION, a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as Trustee (the “Trustee”).

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of November 20, 2007 (the “Base Indenture” and, together with the Third Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company of unsecured debentures, notes, bonds or other evidences of indebtedness in an unlimited amount to be issued from time to time in one or more series as provided in the Base Indenture;

WHEREAS, pursuant to a Board Resolution, dated April 1, 2013, the Company authorized the creation and issuance of a series of its debt securities under the Indenture, designated as the “3.35% Senior Notes due 2023” in the initial aggregate principal amount of $250,000,000 (the “Notes”);

WHEREAS, Section 14.01 of the Base Indenture provides that the Company, when authorized by a Board Resolution, and the Trustee, from time to time and at any time, may enter into one or more supplemental indentures to establish the forms and terms of Securities as permitted in Section 3.01 of the Base Indenture;

WHEREAS, the Company desires to establish the form and terms of the Notes in accordance with Sections 2.01 and 3.01 of the Base Indenture;

WHEREAS, the Company has determined that this Third Supplemental Indenture is authorized and permitted by Section 14.01 of the Base Indenture and has delivered to the Trustee an Opinion of Counsel to that effect and an Officer’s Certificate pursuant to Section 3.03 of the Base Indenture to the effect that all conditions precedent provided for in the Base Indenture to the Trustee’s execution and delivery of this Third Supplemental Indenture have been complied with;

WHEREAS, the Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions; and

WHEREAS, all things necessary to make this Third Supplemental Indenture a valid agreement of the Company, in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and the execution and delivery of this Third Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1                                    Definition of Terms.  For all purposes of this Third Supplemental Indenture, except as otherwise expressly provided or unless the context requires otherwise:

(a)                                 a term defined in the Base Indenture and not otherwise defined herein has the same meaning when used in this Third Supplemental Indenture; and

(b)                                 the following terms have the meanings given to them in this Section 1.1(b) and shall have the meaning set forth below for purposes of this Third Supplemental Indenture and the Base Indenture as it relates to the Notes created hereby:

“Additional Notes” shall have the meaning set forth in Section 6.1 hereof.

“Attributable Debt” means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates to such date at the actual percentage rate inherent in such arrangement as the Company has determined in good faith. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Change of Control” means the occurrence of any of the following:

(a)                                 the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the Company’s Subsidiaries’ assets, taken as a whole, to any person, other than the Company or one of the Company’s Subsidiaries;

(b)                                 the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or

(c)                                  the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (b)(1) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Companys’ Voting Stock immediately prior to that transaction or (2) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Offer” shall have the meaning set forth in Section 3.2 hereof.

“Change of Control Payment” shall have the meaning set forth in Section 3.2 hereof.

“Change of Control Payment Date” shall have the meaning set forth in Section 3.2 hereof.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (a) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (b) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations, or (c) if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) less (i) all liabilities, other than deferred income taxes and Funded Debt, and (ii) goodwill, trade names, trademarks, patents, organizational expenses and other like intangibles owned by the Company as well as the Company’s consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (a) was a member of such Board of Directors on the date the Notes were issued or (b) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Debt” means debt issued, assumed or guaranteed by the Company or a Subsidiary for money borrowed.

“Funded Debt” means (i) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower and (ii) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized and to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and as Funded Debt at the amount so capitalized).

“Holder” means the Person in whose name a Registered Security is registered in the Register.

“Interest Period” shall have the meaning set forth in Section 2.3(b) hereof.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent Investment Grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Lien” means any lien, mortgage or pledge.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Optional Redemption Price” shall have the meaning set forth in Section 3.1(a) hereof.

“Quotation Agent” means a Reference Treasury Dealer appointed by the Company.

“Principal Property” means any real property the Company or any Subsidiaries own or hereafter acquire (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets other than (i) any property which in the Company’s determination is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety or (ii) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

“Prospectus Supplement” means the prospectus supplement relating to the Notes filed by the Company with the SEC on April 5, 2013.

“Rating Agencies” means (a) each of Moody’s and S&P; and (b) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below Investment Grade by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“Reference Treasury Dealer” means (a) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC (or their respective affiliates that are primary U.S. Government securities dealers in New York City (each, a “Primary Treasury Dealer”)) and their respective successors and (b) two other Primary Treasury Dealers selected by the Company in good faith; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding such Redemption Date.

“Regular Record Date” means, with respect to any Interest Payment Date, the April 1 and October 1 (whether or not a Business Day) preceding the relevant Interest Payment Date.

“Remaining Scheduled Payments” means the remaining scheduled payments of the principal and interest on the Notes to be redeemed that would be due after the related Redemption Date but for such redemption; provided, however, that if such Redemption Date is not an Interest Payment Date, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to, but not including, such Redemption Date.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Treasury Rate” means, as determined by the Quotation Agent, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to actual or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1                                    Designation and Principal Amount.  The Notes may be issued from time to time upon written order of the Company for the authentication and delivery of the Notes pursuant to Sections 3.01 and 3.03 of the Base Indenture.  There is hereby authorized a series of Securities designated as the “3.35% Senior Notes due 2023,” initially limited in aggregate principal amount to $250,000,000 (except upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.03, 3.04, 3.06, 4.06, 14.05 of the Base Indenture).

Section 2.2                                    Stated Maturity.  The date upon which the Notes shall become due and payable at final maturity, together with any accrued and unpaid interest, shall be April 15, 2023.

Section 2.3                                    Interest.

(a)                                 The Notes shall bear interest at the rate of 3.35% per annum.  The date from which interest shall accrue on the Notes shall be April 8, 2013.  Interest on the Notes shall be payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2013, to the Persons in whose name the Notes are registered at the close of business on the Regular Record Date for such Interest Payment Date, except as provided in Section 2.3(d) hereof.

(b)                                 Interest payable on any Interest Payment Date, the Stated Maturity or, if applicable, any Redemption Date or otherwise at Maturity shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of April 8, 2013, if no interest has been paid or duly provided for with respect to the Notes) to, but excluding, such Interest Payment Date, Stated Maturity or, if applicable, Redemption Date or other Maturity, as the case may be (each, an “Interest Period”).

(c)                                  The amount of interest payable for any full semi-annual Interest Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  The amount of interest payable for any period shorter than a full semi-annual Interest Period for which interest is computed shall be computed on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month.  In the event that any scheduled Interest Payment Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment

Date shall be postponed to the next succeeding day which is a Business Day (and no interest on such payment shall accrue for the period from and after such scheduled Interest Payment Date).

(d)                                 In the event that the Stated Maturity, any Redemption Date or other Maturity falls on a day that is not a Business Day, then the related payments of principal, premium, if any, and interest may be made on the next succeeding day that is a Business Day (and no additional interest shall accumulate on the amount payable for the period from and after the Stated Maturity or any Redemption Date or other Maturity).  Interest due on the Stated Maturity or any Redemption Date or other Maturity (in each case, whether or not an Interest Payment Date) on any of the Notes shall be paid to the Person to whom principal of the Notes is payable.

Section 2.4                                    Place of Payment and Appointment.  Principal of, premium, if any, and interest on the Notes shall be payable, the transfer of the Notes shall be registrable, and the Notes shall be exchangeable for Notes of a like aggregate principal amount, at the office or agency of the Company maintained for such purpose in New York, New York, which shall initially be a corporate trust office of the Trustee or its affiliate; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Person entitled to payment; and provided, further, the Company shall pay principal of, premium, if any, and interest on, the Notes in global form registered in the name of or held by The Depository Trust Company or such other Depositary as any officer of the Company may from time to time designate, or its respective nominee, by wire in immediately available funds to such Depositary or its nominee, as the case may be, as the Holder of such Notes in global form.

The Security Registrar and Paying Agent for the Notes shall initially be the Trustee.

Section 2.5                                    Defeasance. The Company may elect, at its option at any time, to have Article XII of the Base Indenture apply to the Notes.

Section 2.6                                    Denominations.  The Notes shall be issuable only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 2.7                                    Global Securities.  The Notes shall be issued initially in the form of a permanent Global Security in registered form deposited with or for the account of The Depository Trust Company or such other Depositary as any officer of the Company may from time to time designate.  Unless and until each such Global Security is exchanged for Notes in certificated form, the Global Security may be transferred, in whole but not in part, and any payments on the Notes shall be made only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

Section 2.8                                    Form of the Notes.  The form of the Notes and the Trustee’s Certificate of Authentication to be endorsed thereon shall be substantially in the form attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.

Section 2.9                                    No Sinking Fund.  The Notes shall not be entitled to the benefit of any sinking fund.

ARTICLE 3

REDEMPTION OF THE NOTES

Section 3.1                                    Optional Redemption by Company.

(a)                                 Subject to the terms of the Indenture, the Notes shall be redeemable in whole or in part, at the Company’s option, at any time and from time to time at a redemption price (the “Optional Redemption Price”) equal to the greater of:

(i)                                     100% of the principal amount of the Notes to be redeemed; and

(ii)                                  the sum of the present values of the Remaining Scheduled Payments discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 25 basis points, plus accrued and unpaid interest thereon to, but not including, the Redemption Date;

provided, however, that if the Company redeems any Notes on or after January 15, 2023 (the date falling three months prior to the Stated Maturity), the redemption price for the Notes will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the Redemption Date.  The Optional Redemption Price shall be determined by the Company.

(b)                                 Notice of any redemption shall be mailed not less than 30 days and not more than 60 days prior to the Redemption Date to each Holder of Notes to be redeemed.

(c)                                  Unless the Company defaults in payment of the Optional Redemption Price, from and after the Redemption Date, interest shall cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by a method that the Trustee deems to be fair and appropriate and may provide for the selection for redemption of a portion of the principal amount of Notes held by a Holder equal to an authorized denomination. If the Company redeems less than all of the Notes and the Notes are then held in book-entry form, the redemption will be made in accordance with the Depositary’s customary procedures.

Section 3.2                                    Change of Control Triggering Event.

(a)                                 If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Notes as described in Section 3.1 hereof, the Company shall be required to make an offer (a “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes on the terms set forth in the Notes. In a Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the repurchase date (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed to Holders of the Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the repurchase date specified in the applicable notice, which date shall be no earlier than 30 days and no later than 60 days from the date on which such notice is mailed (a “Change of Control Payment Date”).

(b)                                 The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring prior to or on the applicable Change of Control Payment Date specified in the notice.

(c)                                  On any applicable Change of Control Payment Date, the Company shall, to the extent lawful:

(i)                                     accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer;

(ii)                                  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer; and

(iii)                               deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

(d)                                 The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company, and the third party repurchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached the Company’s obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

ARTICLE 4

COVENANTS

Section 4.1                                    Restriction on Secured Debt.  Neither the Company nor any Subsidiary shall incur, issue, assume or guarantee any Debt secured by a Lien on any Principal Property of the Company or any Subsidiary or any shares of capital stock of or Debt of any Subsidiary, without effectively providing that the Notes shall be secured equally and ratably with (or, at the option of the Company, prior to) such secured Debt; provided, however, that this limitation shall not apply to:

(a)                                 any Lien existing on the date of this Indenture;

(b)                                 Liens on property of, or on any shares of capital stock of or Debt of, any Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary or otherwise becomes a Subsidiary;

(c)                                  Liens in the Company’s favor or in favor of any Subsidiary;

(d)                                 Liens in favor of governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(e)                                  Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary;

(f)                                   any Lien securing indebtedness incurred to finance the purchase price or cost of construction of property (or additions, substantial repairs, alterations or substantial improvements thereto), provided that such Lien and the indebtedness secured thereby are incurred within twelve months of the later of acquisition or completion of construction (or addition, repair, alteration or improvement) and full operation thereof;

(g)                                  Liens securing industrial revenue bonds, pollution control bonds or similar types of bonds;

(h)                                 mechanics and similar Liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;

(i)                                     Liens arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or exercise of any privilege, franchise or license;

(j)                                    Liens for taxes, assessments or governmental charges or levies which are not then delinquent or, if delinquent, are being contested in good faith;

(k)                                 Liens put on any property in contemplation of its disposition, provided the Company has a binding agreement to sell at the time the Lien is imposed and the Company disposes of the property within one year after the creation of the Liens and that any indebtedness secured by the Liens is without recourse to the Company or any of its Subsidiaries;

(l)                                     Liens (including judgment liens) arising from legal proceedings being contested in good faith (and, in the case of judgment liens, execution thereof is stayed); and

(m)                             any extension, renewal or replacement of any Liens referred to in the foregoing clauses (a) through (l) inclusive or any Debt secured thereby, provided that such extension, renewal or replacement shall be limited to all or part of the same property, shares of capital stock or Debt that secured the Lien extended, renewed or replaced.

Notwithstanding the foregoing, the Company and its Subsidiaries may issue, assume or guarantee Debt secured by a Lien which would otherwise be subject to the restrictions described above, provided that the aggregate amount of all such secured Debt, together with all the Company’s and its Subsidiaries’ Attributable Debt with respect to sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in clauses (a) through (e) of Section 4.2), may not exceed 15% of Consolidated Net Tangible Assets.

Section 4.2                                    Restriction on Sale and Leaseback Transactions.  Neither the Company nor any Subsidiary shall enter into any arrangement with any Person (other than the Company or a Subsidiary), or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary of any Principal Property that has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person (other than the Company or a Subsidiary), to which the funds have been or are to be advanced by such Person on the security of the leased property (a “sale and leaseback transaction”); provided, however, this limitation shall not apply if:

(a)                                 the lease is for a period, including renewal rights, of not in excess of three years;

(b)                                 the sale or transfer of the Principal Property is made at the time of, or within 120 days after, the later of its acquisition or completion of construction;

(c)                                  the lease secures or relates to industrial revenue bonds, pollution control bonds or other similar types of bonds;

(d)                                 the transaction is between the Company and a Subsidiary or between Subsidiaries;

(e)                                  the Company or a Subsidiary, within 120 days after the Company or a Subsidiary makes a sale or transfer, applies an amount equal to the greater of the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or the fair market value of the Principal Property so leased at the time of entering into such arrangement (as determined in any manner approved by the board of directors) to:

(i)                                     the retirement of the Notes or the Company’s other Funded Debt ranking on a parity with or senior to the Notes, or the retirement of the securities or other Funded Debt of a Subsidiary; provided, however, that the amount to be applied to the retirement of the Company’s Funded Debt or a Subsidiary’s Funded Debt shall be reduced by (x) the principal amount of any Notes (or other notes or debentures constituting such Funded Debt) delivered within such 120-day period to the Trustee for retirement and cancellation and (y) the principal amount of such Funded Debt, other than items referred to in the preceding clause (x), voluntarily retired by the Company or a Subsidiary within 120 days after such sale; and provided further, that notwithstanding the foregoing, no retirement referred to in this subclause (A) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision, or

(ii)                                  the purchase of other property which shall constitute a Principal Property having a fair market value, in the Company’s determination, at least equal to the fair market value of the Principal Property leased in such sale and leaseback transaction; or

(f)                                   after giving effect to the transaction, the aggregate amount of all Attributable Debt with respect to such transactions plus all Debt secured by Liens on Principal Properties, or on shares of capital stock or Debt of Subsidiaries (with the exception of secured Debt which is excluded as described in Section 4.1), would not exceed 15% of Consolidated Net Tangible Assets.

Section 4.3                                    Restriction on the Payment of Dividends and Other Payments.  The Company shall not declare or pay any dividends or make any distributions on its capital stock (except in shares of, or warrants or rights to subscribe for or purchase shares of, its capital stock), nor may the Company or any Subsidiary make any payment to retire or acquire shares of such stock, at a time when a payment default described in Section 5.1(1) or Section 5.1(2) has occurred and is continuing.

Section 4.4                                    Existence.  Except as otherwise permitted by Section 6.04 of the Base Indenture, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a corporation or other Person.

ARTICLE 5

EVENTS OF DEFAULT

Section 5.1                                    Events of Default. The following “Events of Default” shall apply with respect to the Notes (notwithstanding Section 7.01 of the Base Indenture, which shall be deemed amended and restated, and superseded, by the following):

“Event of Default” means, with respect to the Notes, any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law, pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)                                 default in the payment of any interest upon the Notes when due and payable and the default continues for a period of 30 days;

(2)                                 default in the payment of the principal of, and premium, if any, on the Notes when due and payable at Maturity, upon required repurchase, upon acceleration, by call for redemption or otherwise;

(3)                                 the failure of the Company for 90 days (or 120 days in the case of a breach of Section 10.02 of the Base Indenture) to comply with any of its agreements contained in the Notes or the Indenture after written notice of such Default from the Trustee or Holders of at least 25% in principal amount of the Notes then Outstanding has been received by the Company;

(4)                               the Company fails to pay at maturity or the acceleration of any of its or its Subsidiaries’ indebtedness, other than non-recourse indebtedness, at any one time in an amount in excess of $50 million, if the indebtedness is not discharged or the acceleration is not annulled within 30 days after written notice to the Company by the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes;

(5)                                 the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days;

(6)                                 the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by either the Company to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by the Company to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due, or the authorization of any such action by the Board of Directors of the Company.

Section 5.2                                    Acceleration of Maturity Upon Certain Events of Default.  The following provision shall apply with respect to the Notes (notwithstanding Section 7.02(a) of the Base Indenture, which shall be deemed amended and restated, and superseded, by the following):

If any one or more of the above-described Events of Default shall happen (other than an Event of Default specified in Sections 5.1(5) or (6) above) with respect to the Notes at the time Outstanding, then, and in each and every such case, during the continuance of any such Event of Default, the Trustee or the Holders of 25% or more in principal amount of the Notes then Outstanding may (and upon the written request of the Holders of a majority in principal amount of such Notes then Outstanding, the Trustee shall) declare the principal of and all accrued but unpaid interest on all the Notes then Outstanding, if not then due and payable, to be due and payable, and upon any such declaration the same shall become and be immediately due and payable, anything in this Indenture or in Notes contained to the contrary notwithstanding. If an Event of Default specified in Sections 5.1(5) or (6) above occurs, then the principal of and all accrued but unpaid interest on all the Notes then Outstanding will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Upon payment of such amounts in the Currency in which the Notes are denominated (except as otherwise provided pursuant to Section 3.01 of the Base Indenture), all obligations of the Company in respect of the payment of principal of and interest on the Notes shall terminate.

ARTICLE 6

ADDITIONAL NOTES

Section 6.1                                    Additional Notes.  Subject to the terms and conditions contained herein, the Company may from time to time, without the notice to or consent of the existing Holders of the Notes, create and issue additional notes (the “Additional Notes”) ranking equally and ratably with the Notes in all respects (except for the payment of interest accruing prior to the issue date of such Additional Notes or except, in some cases, for the first payment of interest following the issue date of such Additional Notes).  Any such Additional Notes, at the Company’s determination and in accordance with provisions of the Indenture, shall be consolidated with and form a single series with the previously outstanding Notes for all purposes of the Indenture; provided, that in certain cases such Additional Notes may be issued under a different CUSIP number.  The aggregate principal amount of any Additional Notes shall be unlimited.

Section 6.2                                    Additional Notes Terms.  With respect to any Additional Notes, the Company shall set forth in a Board Resolution and in an Officer’s Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(a)                                 the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(b)                                 the issue price, the issue date and the CUSIP number of such Additional Notes and the amount of interest payable on the first payment date applicable thereto.

For the avoidance of doubt, in addition to the Officer’s Certificate, the Trustee shall also receive an Opinion of Counsel regarding the enforceability of the Additional Notes, together with the Opinion of Counsel required under Sections 14.01 and 16.01 of the Base Indenture.

ARTICLE 7

SUPPLEMENTAL INDENTURES

Section 7.1                                    Supplemental Indentures Without Consent of Holders. The following provisions relating to supplemental indentures shall apply with respect to the Notes (notwithstanding Section 14.01 of the Base Indenture, which shall be deemed amended and restated, and superseded, by the following):

The Company (when authorized by a Board Resolution) and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any one or more of or all the following purposes:

(1)                                 to add to the covenants and agreements of the Company to be observed thereafter and during the period, if any, in such supplemental indenture or indentures expressed, and to add Events of Defaults, in each case for the protection or benefit of the Holders, or to surrender any right or power herein conferred upon the Company;

(2)                                 to add to or change any of the provisions of this Indenture to change or eliminate any restrictions on the payment of principal of, or premium, if any, on the Notes; provided that any such action shall not adversely affect the interests of the Holders in any material respect, or to permit or facilitate the issue of the Notes in uncertificated form;

(3)                                 to evidence the succession of another corporation to the Company, or successive successions, and the assumption by such successor of the covenants and obligations of the Company contained in the Notes and in this Indenture or any supplemental indenture;

(4)                                 to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the Notes and to add to or change any of the provisions of this Indenture as shall be necessary for or facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Section 11.06(c) of the Base Indenture;

(5)                                 to secure the Notes;

(6)                                 to evidence any changes to this Indenture pursuant to Sections 11.05, 11.06 or 11.07 of the Base Indenture as permitted by the terms thereof;

(7)                                 to cure any ambiguity or to correct or supplement any provision contained herein or in any indenture supplemental hereto which may be defective or inconsistent with any other provision contained herein or in any supplemental indenture;

(8)                                 to comply with the requirements of the Trust Indenture Act or the rules and regulations of the SEC thereunder in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act, as contemplated by this Indenture or otherwise;

(9)                                 to add guarantors or co-obligors with respect to the Notes;

(10)                          to make any change in the Notes that does not adversely affect in any material respect the interests of the Holders; provided that no such change shall be deemed to adversely effect the Holders if such change is made to conform the terms of the Notes to the terms described in the Prospectus Supplement;

(11)                          to prohibit the authentication and delivery of additional series of Notes; or

(12)                          to establish the form and terms of the Notes as permitted in this Indenture or to authorize the issuance of additional debt securities previously authorized or to add to the conditions, limitations or restrictions on the authorized amount, terms or purposes of issue, authentication or delivery of the Notes, as set forth in this Indenture, or other conditions, limitations or restrictions thereafter to be observed.

Section 7.2                                    Supplemental Indentures With Consent of Holders. The following provisions relating to supplemental indentures shall apply with respect to the Notes (notwithstanding Section 14.02 of the Base Indenture, which shall be deemed amended and restated, and superseded, by the following):

With the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes, the Company (when authorized by a Board Resolution) and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental to this Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or modifying in any manner the rights of the Holders; provided, however, that no such supplemental indenture will, without the consent of each Holder:

(1)                                 extend the Stated Maturity of the principal of, or any installment of interest on, the Notes, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption or repurchase thereof, or change the Currency in which the principal of, premium, if any, or interest on the Notes is denominated or payable, or impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or materially adversely affect the economic terms of any right to convert or exchange the Notes as may be provided pursuant to Section 3.01(r) of the Base Indenture;

(2)                                 reduce the percentage in principal amount of the Notes, the consent of whose Holders is required for any supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with certain provisions of this Indenture or certain Default hereunder and their consequences provided for in this Indenture;

(3)                                 modify any provisions of this Section or Section 6.06 or 7.06 of the Base Indenture, except to increase any of the respective percentages referred to therein or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder affected thereby; provided, however, that this clause shall not be deemed to require the consent of any Holder with respect to changes in the references to “the Trustee” and concomitant changes or the deletion of this proviso, in accordance with the requirements of Section 11.06 and 14.01(f) of the Base Indenture; or

(4)                                 modify, without the written consent of the Trustee, the rights, duties or immunities of the Trustee; it being understood that in no event shall the Trustee be obligated to enter into any amendment or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

It will not be necessary for any act of Holders under the preceding paragraph to approve the particular form of any proposed supplemental indenture, but it will be sufficient if such act will approve the substance thereof.

Section 7.3                                    Effect of Supplemental Indentures. A supplemental indenture which changes or eliminates any covenant or other provision of this Indenture with respect to the Notes or which modifies the rights of the Holders with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of Holders of other series of Securities. A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture with respect to Securities of any other series or which modifies the rights of the Holders of Securities of any other series with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of Holders of the Notes.

ARTICLE 8

MISCELLANEOUS

Section 8.1                                    Confirmation of Base Indenture.  The Base Indenture, as supplemented by this Third Supplemental Indenture, is in all respects ratified and confirmed, and this Third Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 8.2                                    Responsibility of Recitals, Etc.  The Trustee assumes no responsibility for the correctness of the recitals. The Trustee makes no representations as to the validity or the sufficiency of this Third Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 8.3                                    Concerning the Trustee. The Trustee does not assume any duties, responsibility or liabilities by reason of this Third Supplemental Indenture other than as set forth in the Indenture and, in carrying out its responsibilities hereunder, the Trustee shall have all of the rights, powers, privileges, protections and immunities which it possesses under the Indenture.  In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods (including pdf files).  If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling.  The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction.  The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Section 8.4                                    Governing Law.  This Third Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 8.5                                    Severability.  In case any one or more of the provisions contained in this Third Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Third Supplemental Indenture, or of the Notes, but this Third Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 8.6                                    Counterparts.  This Third Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 8.7                                    Conflict with Trust Indenture Act.  If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act which is required to be a part of and govern this Third Supplemental Indenture, the provision of the Trust Indenture Act shall control.  If any provision of this Third Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Third Supplemental Indenture, as so modified or excluded, as the case may be.

Section 8.8                                    Effect of Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 8.9                                    Waiver of Jury Trial.  EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, as of the day and year first written above.

AVERY DENNISON CORPORATION

By:	/s/ Karyn E. Rodriguez
Name:	Karyn E. Rodriguez
Title:	Vice President and Treasurer

[Signature Page to the Third Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ L. Garcia
Name:	L. Garcia
Title:	Vice President

[Signature Page to the Third Supplemental Indenture]

EXHIBIT A

[To be included in Global Securities — THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF.  THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OR SUCH SUCCESSOR DEPOSITARY.]

AVERY DENNISON CORPORATION

3.35% Senior Notes due 2023

CUSIP: 053611AG4

ISIN: US053611AG44

No.	U.S. $

Avery Dennison Corporation, a corporation duly organized and existing under the laws of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of [                      ] DOLLARS ($[                      ]) on April 15, 2023 and to pay interest thereon from April 8, 2013 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on April 15 and October 15 in each year, beginning on October 15, 2013, at the rate of 3.35% per annum, until the principal hereof is paid or made available for payment.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be, as the case may be, the April 1 or October 1 (whether or not a Business Day) next preceding such Interest Payment Date.  Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not more than 30 days and not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of, premium, if any, and interest on this Note shall be made at the office or agency of the Company maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; and provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register; and provided, further, the Company shall pay principal of, premium, if any, and interest on this Note in global form registered in the name of or held by The Depository Trust Company or such other Depositary as any officer of the Company may from time to time designate, or its respective nominee, by wire in immediately available funds to such Depositary or its nominee, as the case may be, as the Holder of this Note in global form.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed as of the date first written above.

AVERY DENNISON CORPORATION

By:
Name:
Title:

ATTESTED:

By:
Name:
Title:

This is one of the Securities issued referred to in the within-mentioned Indenture.

Dated:  April [    ], 2013

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

[Reverse of Note]

This Note is one of a duly authorized series of Securities of the Company (herein called the “Note” or the “Notes,” as the case may be), issued and to be issued in one or more series under an Indenture, dated as of November 20, 2007 (herein called the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as amended and supplemented by the Third Supplemental Indenture, dated as of April 8, 2013 (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”). Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes, and of the terms upon which the Notes are, and are to be authenticated and delivered.

The Notes shall be redeemable in whole or in part, at the Company’s option, at any time and from time to time at a redemption price (the “Optional Redemption Price”) equal to the greater of: (1) 100% of the principal amount of such Notes Outstanding to be redeemed; and (2) the sum of the present values of the Remaining Scheduled Payments discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 25 basis points, plus accrued and unpaid interest thereon to, but not including, the Redemption Date; provided, however, that if the Company redeems any Notes on or after January 15, 2023 (the date falling three months prior to the Stated Maturity), the redemption price for the Notes will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

Interest installments whose Stated Maturity is on or prior to such Redemption Date shall be payable to the Holders of such Notes, or one or more Predecessor Securities, of record at the close of business on the relevant Record Dates referred to on the face hereof, all as provided in the Indenture. Notice of any such redemption shall be mailed not less than 30 days and not more than 60 days prior to the Redemption Date to each Holder of the Notes to be redeemed.

For purposes of the redemption provisions, the following terms are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (a) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (b) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations, or (c) if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

“Quotation Agent” means a Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means (a) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC (or their respective affiliates that are primary U.S. Government securities dealers in New York City (each, a “Primary Treasury Dealer”)) and their respective successors and (b) two other Primary Treasury Dealers selected by the Company in good faith; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means the remaining scheduled payments of the principal and interest on the Notes to be redeemed that would be due after the related Redemption Date but for such redemption; provided, however, that if such Redemption Date is not an Interest Payment Date, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to, but not including, such Redemption Date.

“Treasury Rate” means, as determined by the Quotation Agent, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to actual or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

In the event of redemption of the Notes in part only, a new Note or Notes for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Notes as described above, the Company shall be required to make an offer (the “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes on the terms set forth herein. In a Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Note repurchased to, but not including, the repurchase date (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed to Holders of Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the repurchase date specified in the applicable notice, which date shall be no earlier than 30 days and no later than 60 days from the date on which such notice is mailed (the “Change of Control Payment Date”) pursuant to the procedures described in such notice and in conformity with the Indenture.

The notice shall, if mailed prior to the date of the consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring prior to or on the applicable Change of Control Payment Date specified in the notice.

On any applicable Change of Control Payment Date, the Company shall, to the extent lawful: (a) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; (b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer; and (c) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The Company shall not be required to make the Change of Control Offer upon the Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company, and the third party repurchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached the Company’s obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions, the following terms are applicable:

“Change of Control” means the occurrence of any of the following:

(a)                                 the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the Company’s Subsidiaries’ assets, taken as a whole, to any person, other than the Company or one of the Company’s Subsidiaries;

(b)                                 the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or

(c)                                  the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (a) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (b)(1) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (2) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

 “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (a) was a member of such Board of Directors on the date the Notes were issued or (b) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent Investment Grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Person” means an individual, a corporation, a limited liability company, a partnership, a joint-stock company, a trust, an unincorporated organization or a government or an agency or political subdivision thereof.

“Rating Agencies” means (a) each of Moody’s and S&P; and (b) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below Investment Grade by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The Notes shall not be entitled to the benefit of any sinking fund.

The Indenture contains provisions for defeasance and discharge at any time of (1) the entire indebtedness of the Notes or (ii) certain restrictive covenants and Events of Default with respect to the Notes, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared or shall become due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time Outstanding to be affected.  The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, no Holder shall have any right to institute any action, suit or proceeding at law or in equity for the execution of any trust under the Indenture or for the appointment of a receiver or for any other remedy hereunder, in each case with respect to an Event of Default with respect to the Notes, unless such Holder previously shall have given to the Trustee written notice of the happening of one or more of the Events of Default, and unless also the Holders of 25% in principal amount of the Notes than Outstanding shall have requested the Trustee in writing to take action in respect of the matter complained of, and unless also there shall have been offered to the Trustee security and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after receipt of such notification, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; and such notification, request and offer of indemnity are hereby declared in every such case to be conditions precedent to any such action, suit or proceeding by any Holder; it being understood and intended that no one or more of the Holders shall have any right in any manner whatsoever by his, her, its or their action to enforce any right under the Indenture, except in the manner therein provided, and that every action, suit or proceeding at law or in equity shall be instituted, had and maintained in the manner provided in the Indenture and for the equal benefit of all Holders of the Outstanding Notes.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on the Notes at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of the Notes is registrable in the Security Register, upon surrender of the Notes for registration of transfer at the office or agency of the Company in any place where the principal of, premium, if any, and interest on the Notes are payable, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in minimum denominations of U.S. $2,000 and integral multiple of U.S. $1,000 in excess thereof.  As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of the Notes for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name the Notes are registered as the owner hereof for all purposes, whether or not the Notes be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All capitalized terms used, but not defined, in the Notes shall have the meanings assigned to them in the Indenture.